SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): September 23, 1997




                               EA Industries, Inc.
             (Exact name of registrant as specified in its charter)




                                   New Jersey
                 (State or other jurisdiction of incorporation)




        1-4680                                   21-0606484
(Commission File Number)            (IRS Employer Identification No.)




          185 Monmouth Parkway, West Long Branch, New Jersey 07764-9989 (Address of principal executive offices, including zip code)

                                 (908) 229-1100
                         (Registrant's telephone number)


                                       N/A
         (Former name or former address, if changed since last report.)

Item 5. Other Events.

         There is a lawsuit presently pending which involves environmental claims against EAI, namely, the Lemco Associates lawsuit. As previously reported, in October, 1992, Lemco Associates L.P., a limited partnership ("Lemco"), the owner of property previously owned by EAI, initiated an action (the "Lemco Suit") against EAI and others alleging, among other things, that the defendants created environmental contamination at the property and seeking damages in unspecified amounts. EAI filed a response to the complaint in which it denied Lemco's allegations, asserted numerous defenses to the claims asserted and asserted a counterclaim against Lemco and crossclaims against co-defendants and others for indemnification and contribution. Contemporaneously with the institution of the Lemco Suit, the Company made a demand upon its insurance carriers for coverage for the claims made by Lemco. The Company's insurance carriers in 1992 agreed to pay 71% of its defense costs under a reservation of rights and have made partial payments for the period beginning on the date of filing of the Lemco Suit to January 1, 1997.

         Although at the date hereof, the Company's insurance carriers have not formally denied coverage or refused to provide a defense for the Company, the Company believes that settlement or other resolution of the Lemco Suit would be more likely with the active participation of the insurance carriers. As a result, by court order on September 23, 1997, the carriers were added as third party defendants in the Lemco Suit and the court has ordered expedited discovery with respect to the insurance claim.

         Discovery in the Lemco Suit is ongoing. By letter dated January 22, 1997, Lemco provided the Company with a statement of its remediation costs to that date, as well as an estimate of future remediation costs associated with the contamination for which it seeks recovery in the Lemco Suit. Specifically, Lemco claims that it has expended approximately $609,000 in remediation costs, including fees for legal oversight and consultation. It further estimates that its future remediation costs will amount to approximately $5,000,000. Such amount is included in a report made by Lemco's environmental consultants based on their current assessment of the extent of contamination and the method and period required to complete the remediation, as well as anticipated New Jersey Department of Environmental Protection and Energy ("DEPE") oversight costs and fees for legal oversight and consultation. Further, by letter dated June 7, 1995, Lemco provided the Company with an appraisal report made by a real estate appraisal company engaged by Lemco in support of Lemco's claim for diminution in the value of the property. Such report states that it is the appraisal company's opinion that the market value of the property as of May 23, 1988 was $3.6 million and as of April 14, 1995 was $750,000. Lemco's appraisal expert subsequently determined in October 1995 that the value of the property as of April 14, 1995 was $960,000. Lemco purchased the property in question in 1979 for approximately $400,000. Lemco's environmental consultants have recently issued a new report indicating that, based upon further hydrogeologic data, the contamination occurred before 1979.

         The latest report of the Company's experts estimates that, based upon hydrogeologic data gathered to date by Lemco's experts, the major source of continuing contamination of groundwater was released into the water table at some point in or after the mid-1970's. Management of the Company is evaluating the effect, if any, of this and other developments in the case, on the range of possible losses in this matter. This range was previously reported as zero to approximately $8.45 million, not including interest or costs and expenses, such as legal and expert fees, which will be incurred in connection with this matter, and does not take into account the amount of any reimbursements to defendants from insurance carriers as discussed above. Management is unable, at this time, to estimate the change, if any, in the lower end of the range of possible losses and to compute what, if any, reserves should be established for this matter. The Company and its consultants recently completed the investigation and evaluation of additional information received from Lemco and have determined that Lemco's remediation cost estimates are overstated. The Company's experts have estimated the cost of remediation as between $1.5 million and $2.5 million.

         The Company is vigorously defending this matter. On May 3, 1996, the Superior Court of New Jersey referred this case to mediation in an effort to explore opportunities for settlement. Mediation proceedings commenced and continued through March 1997. Mediation did not result in settlement of the Lemco Suit. Accordingly, the case is currently scheduled for trial beginning on January 5, 1998.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                       EA Industries, Inc.
                                       Registrant




                                       By: /s/ Howard P. Kamins
                                           ------------------------------
                                           Howard P. Kamins
                                           Vice President and
                                           General Counsel

Date:  September 26, 1997